U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 8-K (DRAFT)

                  Current Report Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

                        Date of Report:  February 24, 2006
                             ISA INTERNATIONALE, INC.
           (Exact name of registrant as specified in its charter)
                     Commission File Number:  001-16423

       Delaware                              41-1925647
(State of Incorporation)               (IRS Employer ID. No.)

2560 Rice Street                          (651) 489-6941
St. Paul, MN 55113                (Registrant's telephone number)
(Mailing address of registrant)

Item 402. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

ISA Internationale Inc. (ISA) filed its annual 10KSB report for the year ended September 30, 2005 on January 13, 2006 without the permission of its previous accountant, Stonefield Josephson Inc., to include their previous Accountant's Report in the 10KSB, due to a communication misunderstanding between ISA Internationale Inc., Stonefield Josephson Inc. and the ISA's new auditors, DeJoya Griffith & Company, CPA's. ISA Internationale, Inc. was notified by Stonefield Josephson on January 24, 2006 via email and later by a follow up letter.

The financial statements referred to by Stonefield Josephson are the audited financial statements for the nine month period ended September 30, 2004. The financial statements that were included in the form 10KSB report filed on January 13, 2006 are correct and can be relied upon as being correct.

The communication misunderstanding that led to the apparent unauthorized inclusion of the Stonefield Josephson audit report in Form 10-KSB was due to a misunderstanding of an email received on January 11, 2006 by ISA Internationale Inc. and the Company's new auditors.

The Company's audit committee and two members of the board of directors were made aware of these matters and were involved in the discussion and resolution of this matter. One of these board members did discuss the matter with representatives of Stonefield Josephson Inc. accounting firm.

The permission to file was received from Stonefield Josephson Inc. on February 3, 2006 and no changes were requested by Stonefield Josephson Inc. to be made to the Form 10-KSB that does contain the Stonefield Josephson audit report for the period ended September 30, 2004 that was previously filed by ISA Internationale Inc. on January 13, 2006.

This 8-k filing has been submitted to Stonefield Josephson Inc. this 24th day of February, 2006, for acknowledgement of their respective agreement of the above facts. ISA Internationale, Inc. is requesting that ISA Internationale, Inc. receive a letter of agreement with the above facts and upon receipt of the letter, ISA Internationale, Inc. will file a copy of their agreement as an exhibit to the above facts in a subsequent 8-K filing


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2006

ISA INTERNATIONALE, INC.

/s/ Bernard L. Brodkorb, Jr.
President and CEO